Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
BFC Financial Corporation:
We consent to the use of our report dated February 3, 2003, except as to note 25, which is as of February 11, 2005, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows of BFC Financial Corporation and subsidiaries for the year ended December 31, 2002, incorporated herein by reference.
Our report refers to a change in method of accounting for goodwill and intangible assets in 2002.
KPMG LLP
Fort Lauderdale, Florida
August 2, 2005